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EXHIBIT 4.1

DIAMOND DISCOVERIES INTERNATIONAL CORP.
2003 STOCK INCENTIVE PLAN

        The purpose of the Diamond Discoveries International Corp. 2003 Stock Incentive Plan (the "Plan") is to provide (a) designated employees (including employees who are also officers or directors) of Diamond Discoveries International Corp. and its subsidiaries (the "Company"), (b) certain consultants and advisors to the Company, and (c) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options and nonqualified stock options ("Options") and restricted stock awards ("Restricted Stock Awards") and Stock Appreciation Rights, Performance Shares, Dividend Equivalent Payments, and Other Stock Based Awards ("Options,""Restricted Stock Awards," and "Stock Appreciation Rights," are collectively referred to herein as "Awards").

        1.    Administration.    The Plan will be administered by the compensation committee (the "Committee") of the Board. If no compensation committee is appointed, all references in the Plan to the "Committee" shall be deemed to refer to the Board. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be granted under the Plan, (ii) determine the type, size, and terms of the Awards to be granted to each such individual, (iii) determine the time when the Awards will be granted and the duration of any applicable exercise period, including the criteria for exercisability and the acceleration of exercisability, and (iv) deal with any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

        2.    Shares Subject to the Plan.    The aggregate number of shares of common stock of the Company ("Company Stock") that may be issued under the Plan is Fifteen Million (15,000,000) shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Awards granted under the Plan terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, the shares subject to such Awards shall again be available for purposes of the Plan.

        3.    Eligibility for Participation.    All employees of the Company ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be eligible to participate in the Plan. Consultants and advisors who perform services to the Company ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction. Employees, Key Advisors, and Non-Employee Directors who receive Awards under this Plan shall hereinafter be referred to as "Grantees".

        4.    Options.    Options granted under the Plan may be incentive stock options ("Incentive Stock Options") or nonqualified stock options ("Nonqualified Stock Options"). All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the "Grant Instrument") or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees,

Non-Employee Directors, and Key Advisors. The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee, provided however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted unless such Employee, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, in which event the Exercise Price per share shall be not less than 110% of the Fair Market Value of Company Stock on the date of grant. Fair Market Value per share shall be the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date.

        5.    Restricted Stock Awards.    The Committee may grant Restricted Stock Awards pursuant to the Plan. Restricted Stock Awards may be granted to Employees, Non-Employee Directors, and Key Advisors. Such Restricted Stock Awards shall be in any form the Committee deems appropriate, including but not limited to, stock for converted options, stock bonuses, and stock purchase rights. Each Restricted Stock Award shall be evidenced by a Grant Instrument. A Grantee's right to retain a Restricted Stock Award may be subject to such restrictions, including, but not limited to, continuous employment by the Company for a specified period, as the Committee deems appropriate. The Committee may, in its sole discretion, require different periods of employment and objectives with respect to different Grantees, different Restricted Stock Awards, or designated portions of a single Restricted Stock Award. Company Stock subject to a Restricted Stock Award shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, and may be free trading or may be subject to forfeiture until provided otherwise in the Grant Instrument or the Plan. Grants of Restricted Stock Awards shall be made at such cost to the Grantee as the Committee shall determine and may be issued in consideration for past services actually rendered to or for the benefit of the Company.

        6.    Stock Appreciation Rights.    The Committee may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is a right to receive a payment equal to the excess of the (i) Fair Market Value of the shares of Common Stock covered by such right as of the date of exercise or termination over (ii) such amount as is determined by the Committee at the time the Stock Appreciation Right is granted; such grants may be made individually or in tandem with Options. Each Stock Appreciation Right shall be evidenced by an Agreement and shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. If Stock Appreciation Rights are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in Stock Appreciation Rights standing to a Grantee's credit; the payment of Stock Appreciation Rights shall cause a proportional reduction of the number of shares of Common Stock exercisable under such Option. If Stock Appreciation Rights are granted in tandem with an Incentive Stock Option, the Stock Appreciation Rights shall have such terms and conditions as shall be required for the Incentive Stock Option to qualify as an Incentive Stock Option. Upon electing to receive payment of a Stock Appreciation Right, a Grantee shall receive payment in cash, in Common Stock, in any combination of cash and Common Stock, or in such other form as the Committee shall determine. Stock Appreciation Rights shall be paid by the Company to a Grantee, to the extent payment is elected by the Grantee (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

        7.    Amendment and Termination of the Plan.    The Board may amend or terminate the Plan at any time; provided, however, that any amendment to the Plan that requires stockholder approval shall be submitted to a vote of stockholders in order to comply with Section 162(m) of the Code if such Section is applicable to the Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with the approval of the stockholders.

        8.    Administrative Provisions.

          (a)    Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

          (b)    Rights of Participants. Nothing in this Plan shall entitle any Employee, Key Advisor or other person to any claim or right to be granted an Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

          (c)    Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

          (d)    Effective Date of the Plan. This Plan was adopted by the Board of Directors on May 30, 2003.

          (e)    Certain Awards. Nothing contained in this Plan shall be construed to (a) limit the right of the Committee to grant Awards under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards granted to employees thereof who become Employees of the Company, or for other proper corporate purpose, or (b) limit the right of the Company to grant stock options or restricted stock awards or to grant stock appreciation rights, performance shares, dividend equivalent payments or other stock based awards or make other awards outside of this Plan. Without limiting the foregoing, the Committee may grant Awards to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a stock option or restricted stock award made by such corporation. The Committee shall prescribe the provisions of the substitute Awards.

          (f)    Compliance with Law. The Plan, the grant and exercise of Awards, and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any grant if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

          (g)    Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a stockholder with respect to any shares of Company Stock covered by an Award until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company. Once an Award is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Award is exercised.

          (h)    Governing Law. The validity, construction, interpretation, and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the laws of the State of New York.

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DIAMOND DISCOVERIES INTERNATIONAL CORP. 2003 STOCK INCENTIVE PLAN